Exhibit 2.3

Colorado Secretary of State
Document must be filed electronically.		Date and Time: 01/02/2014 06:29 PM
ID Number: 20071247858
Paper documents will not be accepted.

Document processing fee	$25.00	Document number: 2014100531
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.

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visit www.sos.state.co.us and
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Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20071247858

1. Entity name:	Famous Products, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	DNA Brands, Inc.
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☒

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC	Page 1 of 2	Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Telsey	Andrew	I.
	(Last)	(First)	(Middle)	(Suffix)
12835 E. Arapahoe Rd
(Street name and number or Post Office information)
Tower One, Penthouse #803
	Centennial	CO	80112
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 12/01/2012

EXHIBIT “A”

ATTACHMENT TO AMENDED ARTICLES OF INCORPORATION OF

DNA BRANDS, INC.

AMENDMENT TO ARTICLE II TO ATTACHMENT 1 TO ARTICLES OF INCORPORATION:

Article II of Attachment 1 to the Articles of Incorporation is hereby deleted in its entirety and the following Article II is inserted in its place and stead:

ARTICLE II

Authorized Shares

Section 1. Number: The amount of the total authorized capital stock of the corporation shall be four hundred ten million (410,000,000) shares consisting of four hundred million (400,000,000) shares of Common Stock, $.001 par value per share, and ten million (10,000,000) shares of Preferred Stock, consisting of five million six hundred thousand (5,600,000) shares of undesignated Preferred Stock, $.001 par value per share, four million (4,000,000) shares of Series “A” Convertible Preferred Stock, $.001 par value per share, and four hundred thousand (400,000) shares of Series C Preferred Stock, $.001 par value per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.	Common Shares

(A.a)           The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(A.b)          The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B.	Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the Colorado Business Corporation Act in respect to the following:

(B.a)           The number of shares to constitute such series, and the distinctive designations thereof;

(B.b)           The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

(B.c)           Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(B.d)          The amount payable upon shares in the event of involuntarily liquidation;

(B.e)           The amount payable upon shares in the event of voluntary liquidation;

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(B.f)            Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(B.g)           The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(B.h)           voting powers, if any; and

(B.i)            Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The Board of Directors is also vested with the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

C.	Series “A” Convertible Preferred Stock

The designation, preferences, limitations and relative rights of the Series “A” Convertible Preferred Stock are as follows:

(a)	This series of Preferred Stock shall be designated as “Series ‘A’ Convertible Preferred Stock” and the number of shares of such series shall be 4,000,000 shares.

(b)	Stated Value

The stated value of the Series “A” Convertible Preferred Stock shall be $0.25 per share.

(c)	Dividends

The holders of outstanding Series “A” Convertible Preferred Shares shall not be entitled to receive any dividends.

(d)	Preference on Liquidation

(1)	In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series “A” Convertible Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation’s Common Shares or junior stock, an amount equal to twenty five cents ($0.25) per share. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series “A” Convertible Preferred Shares an amount equal to twenty five cents ($0.25) per share, the holders of the Series “A” Convertible Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of Series “A” Convertible Preferred Shares have received an amount equal to twenty five cents ($0.25) per share, the assets then remaining shall be distributed equally per share to the holders of a subsequently issued junior class of Preferred Shares, or if none, then to the holders of Common Shares.

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(2)	A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this subdivision (d) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series “A” Convertible Preferred Shares shall be entitled only to the rights provided in the plan of reorganization.

(e)	Voting Rights

The Series “A” Convertible Preferred Shares shall not have voting rights and shall not be entitled to notice of shareholders meetings or to vote upon the election of directors or upon any other matter at any special meeting of shareholders.

(f)	Conversion of Series “A” Convertible Preferred Stock Into Common Stock

(1)	Subject to the provisions of this subdivision (f), the holder of record of any share or shares of Series “A” Convertible Preferred Stock shall have the right, at his option, at any time commencing after July 1, 2011, to convert one (1) share of Series “A” Convertible Preferred Stock into one fully paid and nonassessable share of Common Stock of the Company.

(2)	Any holder of a share or shares of Series “A” Convertible Preferred Stock desiring to convert such Series “A” Convertible Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Series “A” Convertible Preferred Stock so to be converted, duly endorsed to the Company, or in blank, at the principal office of the Company, and shall give written notice to the Company at said office that he elects to convert the same, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

(3)	Conversion of Series “A” Convertible Preferred Stock shall be subject to the following additional terms and provisions:

(3.A)	As promptly as practicable after the surrender for conversion of any Series “A” Convertible Preferred Stock, the Company shall deliver or cause to be delivered to the holder of such Series “A” Convertible Preferred Stock at the holder’s address as indicated on the Company’s stock ledger (or such other place as may be designated by the holder), to or upon the written order of the holder of such Series “A” Convertible Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Shares of the Series “A” Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series “A” Convertible Preferred Stock for conversion, as provided above, and the rights of the holders of such Series “A” Convertible Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

(3.B)	In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series “A” Convertible Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

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(3.C)	In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series “A” Convertible Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series “A” Convertible Preferred Stock, but at the conversion ratio stated in this subdivision (e), the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

(3.D)	In the event that the Company shall at any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon conversion of the Series “A” Convertible Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

(3.E)	Such adjustments shall be made successively if more than one event listed in subdivisions (e)(3)(B), (C) and (D) hereof shall occur.

(3.F)	No adjustment of the conversion ratio shall be made by reason of

(3.F.i)	the purchase, acquisition, redemption or retirement by the Company of any shares of the Common Stock or any other class of the capital stock of the Company, except as provided in subdivision (e)(3)(B); or

(3.F.ii)	the issuance, other than as provided in subdivisions (e)(3)(B) and (D), of any shares of Common Stock of the Company, or of any securities convertible into shares of Common Stock or other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Articles of Incorporation of the Company, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series “A” Convertible Preferred Stock then of record; or

(3.F.iii)	any offer by the Company to redeem or acquire shares of its Common Stock by paying or exchanging therefore stock of another corporation or the carrying out by the Company of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series “A” Convertible Preferred Stock then of record.

(3.G)	The Company shall at all times reserve and keep available solely for the purpose of issue upon conversion of Series “A” Convertible Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series “A” Convertible Preferred Stock.

(4)	The issuance of certificates for shares of Common Stock upon conversion of the Series “A” Convertible Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series “A” Convertible Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.

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(g)	Redemption.

The Series “A” Convertible Preferred Stock shall not be redeemable at any time by the Company.

D.	Series C Preferred Stock

The designation, preferences, limitations and relative rights of the Series C Preferred Stock are as follows:

1.	Designation and Amount. The shares of such series shall be designed as "Series C Preferred Shares" (the "Series C Preferred Shares"), and the number of shares constituting such series shall be 400,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series C Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible in Series C Preferred Shares.

2.	Dividends and Distributions

(i)	The holders of Series C Preferred Shares, in preference to the holders of Common Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on the 31st day of December in each year (each such date being referred to herein as a "Dividend Payment Dates"), commencing on December 31, 2013 at the rate of $0.01 per share per year.

(ii)	Dividends which are not declared will not accrue. Dividends not declared will not cumulate. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series C Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series C Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof.

3.	Voting Rights. Each Series C Preferred Share will entitle the holder thereof to 300 votes on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or in any other Certificate of Designation creating a series of Preferred Shares or by law, the holders of Series C Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

4.	Certain Restrictions

(i)	Whenever dividends declared or other distributions payable on the Series C Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all unpaid dividends and distributions on Series C Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i.a)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares;

(i.b)	declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, except dividends paid ratably on the Series C Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

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(ii)	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.	Reacquired Shares. Any Series C Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

6.	Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares unless, prior thereto, the holders of Series C Preferred Shares shall have received $0.67 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment.

7.	Consolidation, Merger, Exchange, etc.. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series C Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share equal to the aggregate amount of stock, securities, money and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after May 3, 2013 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series C Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

E.	Series “D” Preferred Stock

The designation, preferences, limitations and relative rights of the Series “D” Preferred Stock are as follows:

(a)	Designation and Number of Series

This series of Preferred Stock shall be designated as “Series ‘D’ Preferred Stock” and the number of shares of such series shall be 1,800,000 shares.

(b)	Stated Value

The stated value of the Series “D” Preferred Stock shall be $0.055 per share.

(c)	Dividends

The holders of outstanding Series “D” Preferred Shares shall be entitled to receive dividends if and when so declared by the Company’s Board of Directors, in their sole discretion.

(d)	Preference on Liquidation

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(1)	In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series “D” Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after any payment shall be made in respect of the liquidation preference on the Series “A” Preferred Stock and the Series C Preferred Stock, but before any payment shall be made in respect of the Corporation’s Common Shares or junior stock, an amount equal to $0.055 per share. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series “D” Preferred Shares an amount equal to $0.055 per share, the holders of the Series “D” Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of the Series “A” Preferred Stock have received an amount equal to twenty five cents ($.25) per share, the holders of the Series C Preferred Stock have received an amount equal to sixty-seven cents ($.67) per share and the Series “D” Preferred Shares have received an amount equal to $0.055 per share, the assets then remaining shall be distributed equally per share to the holders of a subsequently issued junior class of Preferred Shares, or if none, then to the holders of Common Shares.

(2)	A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this subdivision (d) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series “D” Preferred Shares shall be entitled only to the rights provided in the plan of reorganization.

(e)	Voting Rights

Each Series “D” Preferred Share will entitle the holder thereof to 68.02721 votes on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or in any other Certificate of Designation creating a series of Preferred Shares or by law, the holders of Series “D” Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

(f)	Redemption.

The Series “D” Preferred Stock shall not be redeemable at any time by the Company.

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